                           GREENE COUNTY SAVINGS BANK
                             PLAN OF REORGANIZATION

                           FROM A MUTUAL SAVINGS BANK
                           TO A MUTUAL HOLDING COMPANY

                             AND STOCK ISSUANCE PLAN

                                TABLE OF CONTENTS

1.       Introduction - Business Purpose..........................................................................1
2.       Definitions..............................................................................................2
3.       The Reorganization.......................................................................................7
4.       Conditions to Implementation of the Reorganization......................................................10
5.       Special Meeting and Vote Required to Approve the Plan...................................................11
6.       Charters and Bylaws.....................................................................................12
7.       Liquidation and Voting Rights...........................................................................12
8.       Conversion of MHC to a Federal MHC......................................................................12
9.       Conversion of MHC to Stock Form.........................................................................12
10.      Timing of the Reorganization and Sale of Capital Stock..................................................13
11.      Number of Shares to be Offered..........................................................................14
12.      Independent Valuation and Purchase Price of Shares......................................................14
13.      Method of Offering Shares and Rights to Purchase Stock..................................................15
14.      Additional Limitations on Purchases of Common Stock.....................................................17
15.      Payment for Stock.......................................................................................19
16.      Manner of Exercising Subscription Rights Through Order Forms............................................20
17.      Undelivered, Defective or Late Order Form; Insufficient Payment.........................................21
18.      Completion of the Stock Offering........................................................................21
19.      Market for Common Stock.................................................................................21
20.      Stock Purchases by Management s After the Stock Offering................................................21
21.      Resales of Stock by Management Persons..................................................................22
22.      Stock Certificates......................................................................................22
23.      Restriction on Financing Stock Purchases................................................................22
24.      Stock Benefit Plans.....................................................................................22
25.      Post-Reorganization Filing and Market Making............................................................23
26.      Liquidation Account.....................................................................................23
27.      Employment and Other Severance Agreements...............................................................24
28.      Payment of Dividends and Repurchase of Stock............................................................24
29.       Establishment of Charitable Foundation.................................................................25
30.      Interpretation..........................................................................................25
31.      Reorganization and Stock Offering Expenses..............................................................25
32.      Amendment or Termination of the Plan....................................................................25

Exhibits
--------
Exhibit A ....... Restated Organization Certificate and Bylaws of the Bank
Exhibit B ....... Certificate of Incorporation and Bylaws of the Holding Company
Exhibit C ....... Organization Certificate and Bylaws of the Mutual Holding Company

1.       Introduction - Business Purpose

         The Board of Trustees of Greene County Savings Bank (the "Bank") has adopted this Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which the Bank proposes to reorganize from a state-chartered mutual savings bank into the mutual holding company structure (the "Reorganization") under the laws of the State of New York and the regulations of the Banking Board and the FDIC, and other applicable Federal laws and regulations. As part of the Reorganization and the Plan, the Bank will convert to a New York-chartered stock savings bank (the "Stock Bank"), and will establish Greene County Bancorp, MHC (the "MHC") as a New York corporation and Greene County Bancorp (the "Holding Company") as a Delaware corporation. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.0% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. The Board of Trustees may, in its sole discretion, elect to form the MHC and Holding Company as federal corporations chartered and regulated by the Office of Thrift Supervision ("OTS") in which case all references to holding company applications to, and regulation by, the FRB or the Department, shall mean the OTS.

         The primary purpose of the Reorganization is to establish a holding company and stock savings bank charter which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Holding Company will not be offering all of its common stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization also will offer the Bank more capital raising opportunities to effect future transactions, including the acquisition of banks and other financial services companies, since a majority of the Holding Company's common stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by providing broader investment opportunities through the holding company structure and by enabling the Bank to distribute excess capital to stockholders of the Holding Company. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

         As part of the Reorganization, and consistent with the Bank's ongoing commitment to remain an independent community-oriented savings bank, the Bank may establish a charitable foundation. The charitable foundation would be intended to compliment the Bank's existing community reinvestment and charitable activities in a manner that would allow the local community to share in the growth and success of the Bank. The Holding Company may donate to the charitable foundation immediately following the Reorganization cash, securities or Common Stock in an amount equal to up to 5% of the Common Stock issued in the Stock Offering.

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           This Plan has been unanimously approved by the Board of Trustees of the Bank and must be approved by the affirmative vote of at least (i) a majority of the eligible votes of Voting Depositors, and (ii) 75% of the aggregate dollar amount of deposits of the Voting Depositors represented at the Special Meeting either in person or by valid proxy and entitled to vote thereat. Each Voting Depositor will be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date. No Voting Depositor may cast more than 1,000 votes at the Special Meeting. By approving the Plan, the Voting Depositors will also be approving all steps necessary and incidental to the formation of the Stock Bank, the Holding Company and the MHC, including any merger necessary to consummate the Reorganization. The Reorganization is subject to the approval of the Superintendent, the Federal Reserve Board and the FDIC.

2.       Definitions

         As used in this Plan, the terms set forth below have the following meanings:

         Acting in Concert: Means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another persons or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Benefit Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Benefit Plan or Non- Tax-Qualified Employee Benefit Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Trustees of the Bank or officers delegated by such Board, and may be based on any evidence upon which the Board or such delegatee chooses to rely.

         Actual Subscription Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Subscription Offering.

         Affiliate: Any person that controls, is controlled by, or is under common control with another person.

         Associate: The term "Associate," when used to indicate a relationship with any person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any trustee, director or officer of the MHC, the Holding Company or the Bank, to the

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extent provided in Sections 11-13 hereof. When used to refer to a person other than an officer or director of the Bank, the Bank in its sole discretion may determine the persons that are Associates of other persons.

         Bank: Greene County Savings Bank in its pre-Reorganization form and post-Reorganization stock form, as indicated by the context.

         Banking Board: The Banking Board of the New York State Banking Department.

         Banking Law: The Banking Law of the State of New York.

         BHCA: The Bank Holding Company Act of 1956, as amended.

         BIF: The Bank Insurance Fund.

         BMA: The Bank Merger Act.

         Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

         Charitable Foundation: The Charitable Foundation established in connection with the Reorganization pursuant to Section 29 of the Plan.

         Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its certificate of incorporation.

         Community:        Greene County, New York.

         Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to this Plan. The Community Offering may include a syndicated community offering or public offering.

         Department: The State of New York Banking Department.

         Deposit Account(s): All withdrawable deposits of the Bank as defined in
Section 9019 of the Banking Law, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts maintained by the Bank.

         Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to this Plan. The Community Offering may include a syndicated community offering or public offering.

         Effective Date: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the transfer of assets and liabilities of the Bank to the Stock Bank is completed.

         Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date.

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         Eligibility Record Date: June 30, 1997, the date for determining who qualifies as an Eligible Account Holder.

         ESOP:  The Bank's employee stock ownership plan.

         Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         FDIC:  The Federal Deposit Insurance Corporation.

         FRB: The Board of Governors of the Federal Reserve System.

         Holding Company: Greene County Bancorp, the Delaware or federal corporation which will be majority-owned by the MHC and which will own 100% of the common stock of the Bank.

         Holding Company Application: The holding company application to be submitted by the MHC and the Holding Company to the FRB to have the MHC and the Holding Company acquire direct and indirect control of the Bank.

         Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

         Independent Valuation: The estimated pro forma market value of the Holding Company and the Bank as determined by the Independent Appraiser.

         Liquidation Account: The liquidation account established pursuant to this Plan.

         Management Person: Any Officer or Trustee of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or Trustee.

         Marketing Agent: The broker-dealer responsible for organizing and managing the Stock Offering and sale of the Common Stock.

         Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

         MHC: Greene County Bancorp, MHC, the mutual holding company resulting from the Reorganization.

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         Minority Ownership Interest: The shares of the Holding Company's Common
Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

         Minority Stockholder: Any owner of the Holding Company's Common Stock, other than the MHC.

         Minority Stock Offering: One or more offerings of up to 49% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

         Non-Voting Stock: Any Capital Stock other than Voting Stock.

         Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the FDIC and the Department to notify the FDIC and the Department of the Reorganization and the Stock Offering.

         Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49% of the Common Stock.

         Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee participating in major policy making functions of the institution.

         Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

         Plan: This Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan.

         Qualifying Deposit: The aggregate of one or more Deposit Accounts with an aggregate balance of $100 or more as of the close of business on the Eligibility Record Date or as of the close of business on the Supplemental Eligibility Record Date, as the case may be. Deposit Accounts with aggregate total deposit balances of less than $100 shall not constitute a Qualifying Deposit.

         Regulations: The regulations of the Banking Board regarding mutual holding companies and conversion to stock form, and the regulations of the FDIC, but only to the extent the regulations of the FDIC conflict with Parts 86 and 111 of the General Regulations of the New York Banking Board.

         Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Stock Bank pursuant to this Plan.

         Resident: The terms "resident" "residence," "reside," or "residing" as used herein with respect to any person shall mean any person who occupies a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by

                                        5


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establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         SEC:  The Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Depositors, and any adjournment thereof, called for the purpose of considering and voting on the Plan.

         Stock Bank: The New York chartered stock savings bank resulting from the Reorganization in accordance with the Plan.

         Stock Offering: The offering of Common Stock of the Holding Company to the Charitable Foundation (if adopted) and to persons other than the MHC, in the Subscription Offering and, to the extent shares remain available, in a Community Offering or Syndicated Community Offering.

         Subscription Offering: The offering of Common Stock of the Holding Company to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and trustees, Officers and Employees for subscription and purchase pursuant to this Plan.

         Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

         Superintendent: The Superintendent of Banks of the State of New York.

         Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or Trustee of the Bank.

         Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the Superintendent's approval of the Reorganization.

         Syndicated Community Offering: At the discretion of the Bank and the Holding Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

         Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term Non-Tax-Qualified Employee Plan means any defined benefit plan or defined contribution plan which is not so qualified.

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         Trustee: A trustee of the Bank on or before the Effective Date.

         Voting Depositor: An Eligible Account Holder who continues to have a Deposit Account as of the Voting Record Date.

         Voting Record Date: The date established by the Bank for determining eligibility to vote on the Plan at the Special Meeting.

         Voting Stock:

         (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder: (i) To vote for or to select directors of the Bank or the Holding Company; and (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

         (2) Notwithstanding paragraph (1) above, preferred stock is not "Voting Stock" if: (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Holding Company, or the payment of dividends by the Bank or the Holding Company when preferred dividends are in arrears; (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

         (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.       The Reorganization

         A.       Organization of the Holding Companies and the Bank

         As part of the Reorganization, the Bank will convert to a New York stock savings bank and will establish the Holding Company as a Delaware corporation and the MHC as a New York corporation. The Reorganization will be effected as follows, or in any manner approved by the Superintendent that is consistent with the purposes of this Plan and applicable laws and regulations. As follows:

         (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two"); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) the Bank will exchange its charter for a New York stock savings bank charter to

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

         become the Stock Bank and Interim One will exchange its charter for a New York mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

         Upon completion of the Reorganization and Stock Offering, the MHC, the Holding Company and the Stock Bank will be structured as follows:

         The MHC                                           Public
                                                       Stockholders

                At least                                 Up to
                 51% of                                 49% of
                   the                                    the
                 Common                                 Common
                  Stock                                  Stock

                              The Holding Company

                                                       100% of the
                                                       Common Stock

                                 The Stock Bank

-------------

         Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49% of the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, will inure to the Stock Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.

         Upon consummation of the Reorganization, substantially all of the assets and liabilities (including all savings accounts and demand deposit accounts) of the Bank shall be become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Holding Company expects to receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the applicable regulations governing capital distributions.

         B.       Effect on Deposit Accounts and Borrowings

         Upon consummation of the Reorganization each deposit account in the Bank on the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner, as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

         C.       The Bank

         Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under New York law. A copy of the proposed Restated Organization Certificate and Bylaws of the Stock Bank is attached as Exhibit A and is made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

         The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Trustees of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, any liquidation rights of depositors under New York law will be transferred to the MHC and/or the Stock Bank and the Holding Company, subject to the conditions specified below.

         D.       The Holding Company

         The Holding Company will be a Delaware corporation and will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies and savings bank holding companies under applicable federal and New York laws and regulations. The initial members of the Board of Directors of the Holding Company will be the members of the existing Board of Trustees of the Bank. Thereafter, the voting stockholders of the Holding Company will elect annually approximately one-third of the Holding Company's directors. A copy of the Certificate of Incorporation and Bylaws of the Holding Company is attached as Exhibit B and is made part of this Plan.

         The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least 51% of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of up to 49% in the aggregate of the total outstanding Common

Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49% of its Common Stock in the Stock Offering.

         E.       The Mutual Holding Company

         As a mutual corporation, the MHC will have no stockholders. The trustees of the MHC will have exclusive voting authority as to all matters relating to the MHC other than any conversion of the MHC to stock form. Any liquidation rights of depositors that existed under New York law prior to the Reorganization shall continue in the MHC following the Reorganization. The rights and powers of the MHC will be defined by the MHC's Organization Certificate and Bylaws (a copy of which is attached as Exhibit C and made a part of this Plan) and by applicable statutory and regulatory provisions of Federal and New York law. The MHC will be regulated by the FRB as a bank holding company. In the future, the MHC may elect to be regulated by the Office of Thrift Supervision as a savings and loan holding company, in which case it would be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the Home Owners' Loan Act.

         The New York Banking Law requires that the Board of Directors of a subsidiary savings bank of a mutual holding company include at least one director who is not an officer, employee or director of the mutual holding company or an officer or employee of the stock subsidiary bank, who will represent the interests of minority stockholders of the subsidiary stock bank. Accordingly, the initial members of the Board of Trustees of the MHC will consist of all but one member of the existing Board of Trustees of the Bank. Thereafter, approximately one-third of the trustees of the MHC will be elected annually by the members of the Board of Trustees of the MHC.

4.       Conditions to Implementation of the Reorganization

         Consummation of the Reorganization is conditioned upon the following:

         A. Approval of the Plan by a majority of the Board of Trustees of the Bank.

         B. Approval of the Plan by the affirmative vote of at least (i) a majority of the total eligible votes of the Voting Depositors, and (ii) 75% of the aggregate dollar amount of deposits of Voting Depositors represented at the Special Meeting either in person or by valid proxy and entitled to vote at the Special Meeting.

         C. Approval by the Superintendent of the Plan, the Restated Organization Certificate and Bylaws of the Stock Bank and the MHC, and the Banking Board's approval of the Organization Certificate of the MHC, and all other transactions contemplated by the Plan for which approval is required by the Superintendent and the Banking Board.

         D. Submission of the Notice to the FDIC, and the Bank either (i) receives a notice of intent not to object from the FDIC, or
                  (ii) 60 days (subject to extension for an additional 60 days) have passed following the acceptance of a complete Notice by the FDIC.

         E. Approval by the FRB pursuant to the BHCA for the MHC and the Holding Company to become bank holding companies by owning or acquiring, directly or indirectly, the majority of the Stock Bank's common stock to be issued in connection with the Reorganization.

         F. Approval by the FDIC pursuant to the BMA of any merger or transfer of assets and liabilities involving the Bank or an interim savings bank in connection with the Reorganization.

         G. Receipt by the Bank of either a private letter ruling from the Internal Revenue Service or an opinion of the Bank's counsel as to the federal income tax consequences of the Reorganization to the MHC, the Holding Company and the Bank.

         H. Receipt by the Bank of either a private letter ruling of the New York State Department of Revenue or an opinion of counsel or of the Bank's independent public accountants as to the New York income tax consequences of the Reorganization to the MHC, the Holding Company and the Bank.

5.       Special Meeting and Vote Required to Approve the Plan

         Subsequent to the approval of the Plan by the Superintendent, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Voting Depositors. The proxy solicitation materials shall include a proxy card and proxy statement and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to all Voting Depositors upon request. Pursuant to the Regulations, an affirmative vote of at least (i) a majority of the total eligible votes of Voting Depositors, and
(ii) 75% of the aggregate dollar amount of deposits of the Voting Depositors represented at the Special Meeting either in person or by valid proxy and entitled to vote thereat shall be required for approval of the Plan. The Board of Trustees shall appoint an independent custodian and tabulator to receive and hold the proxy cards and to count the votes cast in favor of and in opposition to the Plan. Within five days after the Special Meeting, the President and Secretary of the Bank will certify to the Superintendent the result of the vote taken at the Special Meeting. Each Voting Depositor shall be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date. No Voting Depositor may cast more than 1,000 votes at the Special Meeting.

6.       Charters and Bylaws

         Copies of the proposed Restated Organization Certificate and Bylaws of the Stock Bank, the proposed Certificate of Incorporation and Bylaws of the Holding Company and the proposed Charter and Bylaws of the MHC are attached hereto as Exhibits A, B and C, respectively, and are made a part of this Plan. By their approval of this Plan, the Voting Depositors shall have approved and adopted the Charter and Bylaws of the Bank, the Holding Company and the MHC.

         The total shares of Common Stock authorized under the Holding Company Charter will exceed the shares of Common Stock to be issued to the MHC and the minority stockholders in the Reorganization. In addition, the Certificate of Incorporation of the Holding Company will include provisions that: (i) eliminate cumulative voting for the election of directors; (ii) prohibit any person or group acting in concert

(other than the MHC) from voting shares in excess of 10% of the Common Stock of the Holding Company; and (iii) prohibit persons other than the Board of Directors of the Stock Bank or committees of the Board of Directors of the Stock Bank from calling special meetings of the stockholders of the Stock Bank.

7.       Liquidation and Voting Rights

         Following the Reorganization, each Eligible Account Holder and each Supplemental Eligible Account Holder will have an interest in the Liquidation Account established pursuant to this Plan so long as such person remains a depositor of the Stock Bank after the Reorganization. In addition, following the Reorganization, all depositors who had liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC for so long as they remain depositors of the Stock Bank. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a Deposit Account with the Bank after the Reorganization shall have any liquidation rights with respect to the MHC.

8.       Conversion of MHC to a Federal MHC

         Upon completion of the Reorganization, the MHC will be chartered under New York law. The MHC, however, may elect to convert its charter to a federal mutual holding company charter in the future, in which case the MHC would be regulated by the Office of Thrift Supervision ("OTS") or any successor thereto. Such a charter conversion would be subject to the approval of the Board of Trustees of the MHC, the OTS and applicable regulatory authority.

9.       Conversion of MHC to Stock Form

         Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Trustees has no intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will always own a majority of the Common Stock of the Holding Company.

         In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company (at the discretion of the MHC), and certain depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the Holding Company, as determined by the formula set forth in the following paragraphs. The additional shares of Common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value.

         Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the following adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect:
(i) the cumulative effect of the aggregate amount of dividends waived by the MHC; and (ii) the market value of assets of the MHC (other than common stock of the Holding Company).

         The adjustment referred to in clause (i) of the preceding paragraph above would require that the Minority Ownership Interest (expressed as a percentage) be adjusted by multiplying the Minority Ownership Interest by the following fraction:

(Holding Company stockholders' equity immediately preceding the Conversion
  Transaction) - (aggregate amount of dividends waived by MHC) Holding Company stockholders' equity immediately preceding the Conversion Transaction

         The Minority Ownership Interest (expressed as a percentage) shall also be adjusted to reflect any assets of the MHC other than the Common Stock of the Holding Company by multiplying the result obtained in the preceding paragraph by the following fraction:

  (pro forma market value of Holding Company) - (market value of assets of MHC other than Holding Company common stock) pro forma market value of Holding
                                    Company

         At the sole discretion of the Board of Trustees of the MHC and the Board of Directors of the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company.

         A Conversion Transaction would require the approval of applicable federal and state bank regulators, and would be presented to a vote of the depositors of the Stock Bank and the stockholders of the Holding Company as of a voting record date prior to the completion of the Conversion Transaction. Federal and state regulatory policy requires that in any Conversion Transaction the depositors of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

10.      Timing of the Reorganization and Sale of Capital Stock

         The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. Subject to the approval of the FDIC, the FRB and the Superintendent, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Voting Depositors. Subject to regulatory approval, the Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Voting Depositors at the Special Meeting. The Bank's proxy solicitation materials may permit certain Voting Depositors to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with the securities offering regulations of the FDIC, the SEC and the Banking Board. The Bank will not finance or loan funds to any person to purchase Common Stock.

11.      Number of Shares to be Offered

         A. The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Trustees of the Bank and the Board of Directors of the Holding Company in conjunction with the determination of the Independent

Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be no greater than 49.0% of the issued and outstanding shares of Common Stock of the Holding Company.

         B. For a period of 30 days following the completion of the Reorganization, the Boards of Directors of the Holding Company and the MHC, in their sole discretion, may determine to issue or allocate shares of Common Stock ("Contingent Shares") (a) to subscribers to fill orders resulting from (i) any allocation oversights in the event of an oversubscription, (ii) lost or damaged stock order forms which the Company's Board determines should have been filled in the Offering, or (iii) orders initially rejected but later found to be legitimate, or (b) in the event of an issuance described in (a), to the MHC in order to maintain a Minority Ownership Interest at a percentage desired by the Boards of Directors of the MHC and the Holding Company. Contingent Shares may be authorized but unissued shares or shares issued to the MHC in the Reorganization, and shall include no more than a number of shares equal to 2% of the shares issued in the Offering. Contingent Shares will not be included in the total number of shares for purposes of determining any individual or maximum purchase limitation or the number of shares of stock to be purchased by Tax-Qualified Employee Plans. In the event of an oversubscription in the Offering, Contingent Shares will be allocated to a subscriber based upon the allocation of shares to persons who had the same or similar deposit account balance as that subscriber.

12.      Independent Valuation and Purchase Price of Shares

         The total number of shares (and a range thereof) (the "Offering Range") of Common Stock to be issued and offered for sale in the Stock Offering will be determined jointly by the Board of Trustees of the Bank and the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the FDIC and the Superintendent, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Estimated Valuation Range is increased subsequent to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions.

         All shares sold in the Stock Offering will be sold at a uniform price per share referred to in this Plan as the Actual Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the estimated consolidated pro forma market value of the Holding Company and the Bank. The estimated consolidated pro forma market value of the Holding Company and the Bank will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Valuation Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The shares of Common Stock being sold in the Stock Offering will represent a minority ownership interest in the outstanding Common Stock of the Holding Company equal to up to 49% of the estimated pro forma market value of the Common Stock based upon the Independent Valuation. The percentage of Common Stock offered for sale in the Stock Offering and the Offering Range shall be determined by the Board of Directors of the Holding Company and the Board of Trustees of the Bank prior to commencement of the Subscription and Community Offerings, and will be confirmed upon completion of the Stock Offering based on the final or updated Independent Valuation submitted by the Independent Appraiser.

         The number of shares of Common Stock to be issued in the Stock Offering and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the FDIC and the Superintendent, if required. Based upon the Independent Valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company will fix the Actual Subscription Price. If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall be equal to the Actual Subscription Price.

         Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the FDIC and the Department that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the purchase price per share is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. An increase in the aggregate value of the Common Stock by up to 15% would not be deemed to be material. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new Actual Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Stock Offering or take such other action as the FDIC and the Department may permit. The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with FDIC and Department regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

13.      Method of Offering Shares and Rights to Purchase Stock

         In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) employees, officers, and trustees. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and/or Syndicated Community Offering. The minimum purchase by any person shall be 25 shares. The Bank may use its discretion in determining whether prospective purchasers are "residents," "associates," or "acting in concert", and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

         In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the Banking Board and the FDIC, and may change the order of priorities set forth below if required by the FDIC or the Department. The priorities for the purchase of shares in the Stock Offering are as follows:

         A.       Subscription Offering

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non- transferrable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total shares offered in the Stock Offering. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled; provided that the Bank may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in the Section 14. Subscription rights to purchase Common Stock received by Officers and trustees of the Bank including associates of Officers and trustees, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company (subject to FDIC approval) subject to the maximum purchase limitations applicable to such plans and set forth in Section 13, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 10% of Common Stock issued in the Stock Offering may be sold to the Tax Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders, subject to FDIC approval.

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total shares offered in the Stock Offering. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled;

provided that the Bank may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 14.

         Priority 4: Employees, Officers and Trustees. To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each employee, officer and trustee of the Bank shall have the opportunity to purchase up to $100,000 of the Common Stock offered in the Stock Offering; provided that the Bank may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 14. In the event that trustees, officers and employees subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders is in excess of the total shares offered in the Stock Offering, the subscriptions of such persons will be allocated among trustees, officers and employees on a pro rata basis based on the size of each person's orders.

         B.       Community Offering/Public Offering

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference given to those natural persons who are residents of the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include a Syndicated Community Offering managed by such investment banking firm or firms. The Common Stock will be offered and sold in the Community Offering, in accordance with FDIC and Banking Board regulations, so as to achieve the widest distribution of the Common Stock. No person, individually, or with an Associate or group of persons acting in concert, may subscribe for or purchase more than $100,000 of Common Stock offered in the Community Offering. Further, the Holding Company may limit total subscriptions under this Section 13(B) so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Holding Company may reserve shares offered in the Community Offering for sales to institutional investors.

         In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover any reservation of shares for a public offering or institutional orders, next to cover orders of natural persons who are residents of the Community, then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

         The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person under this Section 13(B).

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, shall then be sold to the underwriters for resale to the general public in a Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Syndicated Community Offering price and the underwriting discount shall be determined by an underwriting agreement between the Holding Company, the Bank and the underwriters. Such underwriting agreement shall be filed with the FDIC, the Department and the SEC.

         If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Board of Directors of the Holding Company and the Board of Trustees of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Superintendent and the FDIC and to compliance with applicable securities laws.

         Depending upon market and financial conditions, the Board of Directors of the Holding Company and the Board of Trustees of the Bank, with the approval of the Department and FDIC, may increase or decrease any of the purchase limitations set forth in this Section 13.

14.      Additional Limitations on Purchases of Common Stock

         Purchases of Common Stock in the Stock Offering will be subject to the following additional purchase limitations:

         A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall not exceed 49% of the Holding Company's total outstanding Common Stock.

         B. No person, Associate thereof, or group of persons acting in concert, may purchase more than $200,000 of Common Stock in the Stock Offering, except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation up to 5% of the number of shares offered in the Stock Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 14(B) shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         C. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 32% of the outstanding shares of

                  Common Stock of the Holding Company held by persons other than the MHC at the close of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph D of this section, shares held by any Tax-Qualified Employee Benefit Plans of the Bank that are attributable to such persons shall not be counted.

         D. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         E. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

         F. The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Holding Company and the Bank are not required to offer Common Stock to any person who resides in a foreign country.

         Prior to the consummation of the Stock Offering, no person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan.

         EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE DEPARTMENT FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

15.      Payment for Stock

         All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the

Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

         Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook, money market or certificate account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Commissioner) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate, not less than the Bank's passbook rate, established by the Bank on payment for Common Stock received by check or money order. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

16.      Manner of Exercising Subscription Rights Through Order Forms

         As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the Department and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders and Supplemental Eligible Account Holders at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those persons entitled to purchase in the Direct Community Offering.

         Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

         A. A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

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

         B. The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

         C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

         D. Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

         F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

         G. A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

         Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.      Undelivered, Defective or Late Order Form; Insufficient Payment

         In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the Department and the FDIC.

18.      Completion of the Stock Offering

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

         The Stock Offering will be terminated if not completed within 90 days from the date of approval by the Superintendent, unless an extension is approved by the Superintendent.

19.      Market for Common Stock

         If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

         (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and

         (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

20.      Stock Purchases by Management Persons After the Stock Offering

         For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase or acquire direct or indirect beneficial ownership, without the prior written approval of the Superintendent, and, if applicable, the FDIC, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such stock is attributable to Management Persons or their Associates.

21.      Resales of Stock by Management Persons

         Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

22.      Stock Certificates

         Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Sections 20 and 21 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

23.      Restriction on Financing Stock Purchases

         The Holding Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Holding Company, the Bank or any of their Affiliates.

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

24.      Stock Benefit Plans

         The Board of Directors of the Stock Bank and/or the Holding Company intend to adopt for the benefit of employees, officers and directors of the Stock Bank, one or more stock benefit plans, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering on a priority basis as set forth in this Plan. Subject to the approval of the Superintendent and the FDIC, the Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. The Stock Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Stock Bank to fail to meet any of its regulatory capital requirements. This Plan shall specifically authorize the grant and issuance by the Holding Company of (i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Stock Offering (and in an amount equal to up to 5% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering), (ii) options to purchase a number of shares of Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Holding Company's Common Stock, or shares of Common Stock purchased by the Holding Company or such plans in the open market. Any Recognition Plan or stock option plan will be subject to stockholder approval.

25.      Post-Reorganization Filing and Market Making

         It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

26.      Liquidation Account

         The Stock Bank or the Holding Company shall establish at the completion of the Reorganization a Liquidation Account in an amount equal to the Bank's net worth (determined in accordance with generally accepted accounting principles) as set forth in the latest statement of financial condition contained in the proxy statement used in connection with obtaining approval of the Reorganization. The Liquidation Account will be maintained by the Stock Bank and/or the Stock Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit

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

Accounts with the Stock Bank following the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with Section 86.4(g)(5) of the Regulations.

         In the unlikely event of a complete liquidation of the Stock Bank and the Holding Company (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Stock Bank's capital stock. No Conversion Transaction and no merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Stock Bank or the Holding Company is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

         The initial subaccount balance for a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Stock Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

         If, at the close of business on the last day of any period for which the Stock Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the effective date of the Reorganization, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section and Section 86.4(f)(5) of the Regulations, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Stock Bank and the Holding Company subsequent to the Reorganization and only out of funds available for such purpose after payment of all creditors.

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

         Neither the Stock Bank nor the Holding Company shall be required to set aside funds for the purpose of establishing the Liquidation Account, and the creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Bank or the Stock Holding Company, except that neither the Stock Bank nor the Holding Company shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

27.      Employment and Other Severance Agreements

         Following or contemporaneously with the Reorganization, the Stock Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Stock Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Stock Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Stock Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Stock Bank and/or the Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the Banking Board.

28.      Payment of Dividends and Repurchase of Stock

         The Holding Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required (i) to maintain the Liquidation Account or (ii) under FDIC rules and regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Subject to any applicable regulatory approvals the MHC may waive its right to receive dividends declared by the Holding Company.

29.      Establishment and Funding of Charitable Foundation

         As part of the Reorganization, the Holding Company and the Bank may establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code (the "Charitable Foundation"), and donate to the Charitable Foundation cash, securities, or Common Stock in an amount up to 5% of the number of shares of Common Stock sold in the Stock Offering. The Charitable Foundation would be formed in connection with the Reorganization in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community-oriented, financial services institution. The Charitable Foundation would be dedicated to the promotion of charitable purposes including community development, not-for-profit community groups and other types of organizations or civic-minded projects. It is expected that the Charitable Foundation would annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Charitable Foundation assets each year. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Charitable Foundation may sell, on an annual basis, a limited portion of any securities contributed to it by the Holding Company.

         The board of directors of the Charitable Foundation would be comprised of individuals who are officers or trustees of the Bank. The board of directors of the Charitable Foundation would be responsible for establishing the policies of the Charitable Foundation with respect to grants or donations, consistent with the stated purposes of the Charitable Foundation, respectively. The establishment and funding of the Charitable Foundation as part of the Reorganization is subject to the approval of the Superintendent and, if applicable, the FDIC. The decision to proceed with the formation of the Charitable Foundation, including the amount of the grant to the Foundation, shall be at the sole discretion of the Board of Trustees.

30.      Interpretation

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the Superintendent.

31.      Reorganization and Stock Offering Expenses

         The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

32.      Amendment or Termination of the Plan

         If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank's Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan and proxy materials to the Voting Depositors. At any time after submission of the Plan and proxy materials to the Voting Depositors, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Trustees only with the concurrence of the Superintendent, and, if applicable, the FDIC. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 10 through 30, may be amended by a majority vote of the Bank's Board of Trustees as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the Superintendent and at any time thereafter with the concurrence of the Superintendent. The Plan may be terminated by a majority vote of the Board of Trustees at any time prior to the earlier of approval of the Plan by the Superintendent and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Trustees at any time thereafter with the concurrence of the Superintendent. In its discretion, the Board of Trustees may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Voting Depositors; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Voting Depositors.

         The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Voting Depositors of the Bank approve the Plan, and may not be extended by the Bank or the Superintendent.

         Dated:            July 1, 1998.

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